EXHIBIT 23.3

CONSENT OF COUNSEL

                 We consent to the reference to us and to the inclusion of the summary of our opinion under the caption “Federal Income Tax Consequences” in the Prospectus containing the information required by Part I of Form S-8 and related to this Registration Statement on Form S-8 filed by Avon Products, Inc. in respect of the Avon Products, Inc. 2005 Stock Incentive Plan.

/s/ CHADBOURNE & PARKE LLP

30 Rockefeller Plaza
New York, New York 10112
November 21, 2005